EXHIBIT 10(e)
                                                                   -------------

                                SECOND AMENDMENT

     SECOND AMENDMENT made as of the third day of October, 1993 by and between Spire Corporation, a Massachusetts corporation having its principal place of business at One Patriots Park, Bedford, Massachusetts 01730-2396 ("Company") and Roger G. Little of 228 Dudley Road, Bedford, Massachusetts 01730 ("Employee").

     WHEREAS, Company and Employee are parties to an Employment Agreement dated October 3, 1983, which Agreement was amended by an Amendment in 1984 (the Employment Agreement as so amended is hereinafter referred to as the "Agreement"); and

     WHEREAS, the Agreement expires on October 3, 1993; and

     WHEREAS, Company and Employee desire to continue their employer-employee relationship.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, IT IS AGREED:

     1. The termination date referred to in Paragraph 1 of the Agreement is hereby amended by extending the term for an additional ten (10) years to October 3, 2003.

     2. Paragraph 3(a) of the Agreement is amended by increasing the "base salary" referred to therein to One Hundred Thirty Five Thousand Dollars ($135,000) per annum.

     3.   In all other respects, the Agreement is ratified and confirmed.

     IN WITNESS WHEREOF, the parties hereunto set their hands and seals as of the date first written above.



                                        SPIRE CORPORATION


/s/ Roger G. Little                     By: /s/ Richard S. Gregorio
------------------------                   ------------------------
Roger G. Little                            Richard S. Gregorio
                                           Vice President & CFO

                       AMENDMENT TO EMPLOYMENT AGREEMENT
                       ---------------------------------

     AGREEMENT made this _____ day of __________, 1984 by and between SPIRE CORPORATION, a Massachusetts Corporation, with its principal place of business in Bedford, Massachusetts ("Company") and ROGER G. LITTLE residing at 228 Dudley Road, Bedford, Massachusetts ("Employee").

     WHEREAS, the Company and the Employee are parties to an Employment Agreement dated October 3, l984 ("Agreement"); and

     WHEREAS, the parties wish to amend the Agreement in the manner set forth below;

     NOW, THEREFORE, for good and valuable consideration, receipt whereof is hereby acknowledged by each of the parties,

     IT IS AGREED:

     1. Paragraph 3(a) of the Agreement is hereby amended by changing the "base salary" as stated in said Paragraph to Ninety Six Thousand Five Hundred Dollars ($96,500) per annum.

     2. Said salary shall be effective as of January 1, 1985.

     3. Paragraph 3(b) of the Agreement is hereby amended by deleting same in its entirety and inserting the following:

         (b) The Company shall review the base salary in effect in each year and shall increase such base salary in effect by no less than a percentage equal to the percentage annual increase (determined on a calendar year basis) in the Consumer Price Index for all urban consumers for the City of Boston published by the Bureau of Labor Statistics of the United States Department of Labor ("CPI"), or any successor index. Each such annual increase shall be effective on the first day of January in each year.

     4. The parties acknowledge that the percentage increase in Employee's base salary between the amount set forth in the Agreement and $96,500 (approximately 29%) is at least equal to the annual increase in the Consumer Price Index referred to in Paragraph 3(b) of the Agreement.

     5. Except as specifically amended hereby, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the date and year first above written.

                                                   SPIRE CORPORATION

                                                   By: /s/ Andrew D. MacKay
                                                       ------------------------
                                                       Andrew D. MacKay
                                                       Executive Vice-President


                                                       /s/ Roger G. Little
                                                       ------------------------
                                                       Roger G. Little

                              EMPLOYMENT AGREEMENT
                              --------------------

     EMPLOYMENT AGREEMENT made this 3rd day of October, 1983 by and between SPIRE CORPORATION, a Massachusetts corporation having its usual place of business in Bedford, Massachusetts ("the Company"), and ROGER G. LITTLE residing at 228 Dudley Road, Bedford, Massachusetts ("the Employee").

                             W I T N E S S E T H :

     In consideration of the mutual covenants herein contained, the parties agree as follows:

     1. The Company will employ the Employee as Chief Executive Officer and the Employee will serve the Company upon the terms and conditions provided for herein during a term of ten (l0) years, commencing as of October 3, 1983 and ending on October 3, 1993 unless such employment is terminated earlier by either party as herein provided.

     2. During the term of employment hereunder, the Employee shall use his best efforts in furtherance of the business of the Company and shall perform such services as are customarily performed by a Chief Executive Officer of enterprises similar to that of the Company, as well as any other executive services not inconsistent herewith as may be determined from time to time by the Board of Directors of the Company. The Employee shall not be required to work more than 25 miles from the principal office of the Corporation at Bedford, Massachusetts, nor to engage in any services or activities not customarily performed by Chief Executive Officers of enterprises similar to the Company. Nothing herein shall be construed as preventing the Employee from engaging in employments or activities which are not competitive with the business of the Company.

     3. (a) The Company shall pay, so long as the Employee shall be employed hereunder, and the Employee shall accept, a base salary at the rate of Seventy-five Thousand Dollars ($75,000) per annum (the "base salary"), payable no less frequently than monthly as the Company shall determine. (The base salary as it shall be increased from time to time hereunder shall be known as "the base salary in effect".)

     (b) The Company shall increase the base salary in effect every year not later than the anniversary date of the effective date hereof, by a percentage equal to the percentage annual increase (determined on the anniversary of the effective date hereof) in the Consumer Price Index for all urban consumers for the City of Boston published by the Bureau of Labor Statistics of the United States Department of Labor ("CPI"), or any successor index.

     (c) The Employee shall receive as a bonus for each fiscal year in which the Company's net after-tax profits, as determined by the Company's independent auditors, exceed Two Hundred Fifty Thousand Dollars ($250,000), a percentage of said net profits as determined according to the following schedule:

         Net After-Tax Profits      Bonus
         ---------------------      -----
         $        0 - $  250,000      0%
            250,000 -    500,000      1
            500,001 -  1,000,000      2
          1,000,001 -  2,000,000      3
               Over    2,000,000      4

     The foregoing formula shall be applied on a graduated basis so that, for purposes of illustration only, if the Company's net after tax profit in a fiscal year as $l,500,000, the Employee's bonus would be $27,500 ($0 for the first $250,000; $2,500 for the next $250,000; $10,000 for the next $500,000; and
$15,000 for the last $500,000).

     (d) In addition, the Company shall pay to the Employee such bonuses at such times and in such amounts as the Board of Directors of the Company shall from time to time determine.

     (e) The Employee shall be entitled to paid vacations in accordance with the regular policy of the Company, but in any event, no less than the aggregate of four weeks per annum.

     (f) The Company shall make available to the Employee, or furnish to him, as the case may be, any and all fringe benefits, including any and all medical, life and disability insurance and profit-sharing, pension and similar plans made available or furnished by the Company to employees of standing comparable to the Employee or to officers of the Company, on the same terms and conditions as such benefits and plans are made available or furnished to such employees and officers.

     (g) The Company shall provide a vehicle for the business use of the Employee and shall defray all insurance, tax, operating, maintenance and other costs and' expenses incurred in connection therewith.

     4. Consistent with the business judgment of the Company's Board of Directors or with the Company's obligations to any institutional lenders from which the Company has (or may) borrowed money, the Company shall maintain in its own name and for its own benefit, life insurance covering the Employee's life, in any amount or amounts considered advisable, in which policy or policies of insurance the Employee shall have no right, title or interest. The Employee. shall submit to any medical or other examination, and shall execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance. The non-insurability of the Employee, however, shall not serve as a default or cause for termination of this Agreement"

     5. Employee shall be entitled to an outright assignment of the Company's interest in any policies upon his life (whether or not maintained under Paragraph 4 above) upon the termination of this Agreement or upon a creditor seeking to reach the interest of the Company therein if the Company shall then be insolvent; provided, however, that the Employee pays to the Company upon such assignment and within thirty (30) days of such termination or creditor action the amount of the Company's interest in the cash surrender value and accumulated dividends of such policies, less any indebtedness chargeable against them, plus the proportionate part of the gross premium on such policies last paid before assignment and covering a period extending beyond assignment to the extent same did not increase cash surrender value.

     6. The Employee warrants and represents, to the best of his knowledge, that the execution and performance of this Agreement by him will not constitute a breach or default under any contract or instrument to which he is a party, or by which he is bound, including, without limitation, any and all employment and non-disclosure agreements with any former employer.

     7. During the term of this Agreement, including any extension(s) thereof, and for a period of eighteen months thereafter, or for a period of eighteen months from the date of the earlier termination of this Agreement by the Employee otherwise than pursuant to Paragraph 9 hereof, and irrespective of whether such earlier termination is accepted or acted upon in any way by the Board of Directors of the Company, the Employee will not, within the United States, directly or indirectly, own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business similar to or competing with the type of business conducted by the Company at the time of such termination, or by any subsidiary or parent of the Company at such time; provided, however, that nothing contained herein shall prevent the mere ownership by the Employee of a five percent (5%) or smaller interest in any such similar or competing business. In the event of a breach or threatened breach by the Employee of any of the provisions of this paragraph, the Company, in addition to damages, shall be entitled to injunctive relief.

     8. This Agreement and the employment of the Employee hereunder may be terminated by the Company only upon the Employee's death or permanent disability or after proof of "cause" as defined herein after hearing before the Directors upon seven days prior written notice and an opportunity for the Employee to be represented and heard. The term "permanent disability" means the physical or mental inability of the Employee to perform substantially all of his duties, whether for the Company or for any other employer if so employed, for a period of six consecutive months or six months in aver consecutive 12 month period, or the written certification by two licensed Massachusetts physicians of the likely continuation of such condition for such periods. The term "cause" means only the occurrence of either of the following events:

     (a) Employee's conviction by a court of the highest resort for a crime constituting a felony in the Commonwealth of Massachusetts and the last date for filing a last appeal from such conviction has expired without an appeal having been taken; or

     (b) A written determination by two licensed Massachusetts' physicians that Employee is an alcoholic or drug-dependent person, as those terms are defined in the Massachusetts General Laws.

     9. Employee may terminate this Agreement, at his option, upon the occurrence of any of the following events:

     (a) upon the filing of a petition by or against the Company for adjudication as a bankrupt, or for an arrangement or for reorganization under the Bankruptcy Code, and such petition is not dismissed within thirty (30) days after filing; or

     (b) upon the Company's making a general assignment or like arrangement for the benefit of its creditors; or

     (c) upon any merger, consolidation or other reorganization of the Company or the sale or transfer of substantially all of the assets of the Company or over 50% of its voting stock, wherein the Employee no longer owns or has the right to acquire over 50% of the voting stock of the Company or of the surviving entity, as the case may be; or

     (d) upon the Company's election to liquidate, dissolve or wind-up its business and operations.

     10. Upon termination of this Agreement, all obligations of the Company that have been accrued and not paid prior to the date of such termination shall be paid promptly to the Employee, or his legal representative as the case may be, within 30 days of such date of termination. Upon the permanent disability or death of the Employee, the Company shall pay to the Employee, or his legal representative, a bonus equal to the pro-rated portion of any and all bonuses paid to the Employee pursuant to Paragraph 3 hereof during the completed fiscal year next preceding the year of permanent disability or death of the Employee. Furthermore, upon the death of the Employee, the Company shall pay to his widow a death benefit In the amount of $5,OOO.

     11. No provisions of this Agreement shall be changed, waived or modified, nor shall this Agreement be discharged, in whole or in part, except by an agreement in writing signed by the party against whom such change, waiver, modification or discharge is claimed or sought to be enforced.

     12. Upon its execution, this Agreement shall supersede all other Employment Agreements, discussions or understandings relating to employment between the parties hereto.

     13. This Agreement is personal to the Employee and shall not be assigned by the Employee or Company in whole or in part, and any attempt by the Employee or Company to assign same, in whole or in part, shall be null and void and of no force or effect.

     14. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

     15. The waiver or failure of either party to execute in any respect any right provided for by this Agreement shall not be deemed a waiver of any further or future right hereunder.

     16. This Agreement shall be binding upon and inure to the benefit of the Employee, his heirs, executors, administrators and legal representatives, and shall be binding upon and inure to the benefit of the Company, its successors and assigns.

     Executed under seal as of the day and year first above written.

                                             SPIRE CORPORATION

                                             By: /s/ Joseph E. Levangie
                                                 ------------------------

                                                 /s/ Roger G. Little
                                                 ------------------------
                                                 Roger G. Little